Exhibit 10.1

May 27, 2011

Dr. James Cassidy

15900 155th Street NE

Foley, MN 56329-4525

Dear Jim,

We are extremely pleased to offer you a full-time position with Electromed, Inc. (the “Company”) as Chief Operating Officer, in which position you will report to Robert Hansen, Chief Executive Officer, or his designee(s) or successor. Please note that the Company may modify job titles in its sole discretion.

Your initial annual salary of $152,000, pro-rated for your term of service during the 2011 calendar year, will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable taxes, deductions and withholdings. For the calendar year ending December 31, 2012, and each year thereafter, your annual salary will be determined by the Board of Directors. In addition, for the calendar year ending December 31, 2011, you will be eligible to receive a cash incentive equal to $5,000 for each $1 million that the Company’s calendar-year gross sales revenue exceeds $18 million, pro-rated for your term of service during the 2011 calendar year. For future calendar years, the amount of your annual cash incentive (if any) and the criteria by which such incentive will be earned shall be determined by the Board of Directors in its discretion.

During the term of your employment, you will be eligible to participate in the Company’s retirement plans, health plans, and all other employee benefits programs made available by the Company, provided that you meet any applicable eligibility requirements and other provisions of the plan. Any employee benefits plans offered by the Company are subject to change or termination in the Company’s sole discretion.

You will be entitled to paid time off of up to three weeks per year without reduction of your annual salary. Paid time off that remains unused at the end of the calendar year will carry over to the next calendar year, provided that paid time off that has accrued during a particular year must be used within two years of the last day of that year.

If you accept the position being offered, you would be expected to work from the Company’s corporate headquarters in New Prague, Minnesota. Accordingly, you agree to relocate or secure a housing arrangement in the area of New Prague, Minnesota within thirty days of commencing employment with the Company, at your own expense. With the exception of expenses relating to relocation or temporary housing, you will be promptly reimbursed for all reasonable, ordinary and necessary travel, entertainment and other business-related expenses that you incur in performing your duties for the Company, in accordance with the policies and procedures that we have in place from time to time and provided that you properly account for such expenses in accordance with federal, state and local tax requirements.

If you accept the position being offered, you will become an executive officer of a publicly traded Company. The Company’s outside legal counsel will make all necessary securities and compliance filings on your behalf, subject to your input and approval, at the Company’s cost. Please be advised that the Company will be required to publicly disclose information regarding your compensation and other terms of your employment in its securities filings.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. This also means that the Company may change the terms and conditions of your employment at-will. No contract of employment other than “at-will” is expressed or implied, either by this offer or by any oral or written statements made prior to or after this offer. No circumstances arising out of your employment will alter the at-will nature of your employment with the Company unless expressed in writing, with the understanding specifically set forth and signed by you and an authorized signatory for the Company.

If you accept this offer, the Company would expect you to devote your best efforts to the Company’s business, including by performing the duties and responsibilities reasonably associated with the position of Chief Operating Officer, subject to determination by the Company’s Chief Executive Officer, his designee(s) or successor, or the Board of Directors. You agree that you will hold in strict confidence all Company confidential information, including, but not limited to, information regarding the Company’s business, products, technologies, trade secrets, and strategies. You also agree to comply with the Company’s code of ethics, insider trading policy, and other applicable corporate governance policies that are currently in effect or which may be adopted from time to time. In the event of termination of your employment for any reason, you agree to promptly return all Company property.

Because the services that you would perform for the Company would be special and unique in nature and the Company would be harmed if you were to join any of its competitors after serving as a Company employee, you agree that, if you accept this offer, you will not engage in any other employment, occupation, consulting or other business activity during the term of your employment that would conflict or interfere with your ability to perform your obligations as Chief Operating Officer, and, during the term of your employment with the Company and for a period of twelve months following termination of your employment, regardless of the reason for termination, you will not directly or indirectly render services to any person or entity that designs, develops, manufactures, markets or sells any product or service that has been or is being designed, developed, manufactured, marketed or sold by the Company (a “Competing Business”). This limitation will apply to the geographic area in which the Company operates, which at the present time includes North America. In addition, during the term of your employment with the Company and for a period of twelve months following termination of your employment, regardless of the reason for termination, you agree not to directly or indirectly solicit the Company’s customers, prospective customers, employees, consultants, independent contractors, subcontractors, suppliers, vendors or other business relation of the Company. The Company would require you to notify future employers or clients of these restrictions prior to accepting employment or any other business relationship during the term of your employment and for twelve months thereafter.

The obligations herein relating to confidential information, return of Company property, non-competition and non-solicitation will survive termination of your employment with the Company. In addition, the foregoing non-competition and non-solicitation agreements are an important condition to the Company’s offer. By accepting this offer, you would acknowledge that the Company would be entitled to an injunction to restrain any violation of the non-competition and non-solicitation agreements, and that a court or other judicial body who determines that any of these agreements are unenforceable for any reason would be entitled to construe the provisions by limiting or reducing them, so as to be enforceable to the maximum extent compatible with then-applicable law.

The Company acknowledges that you are currently a managing member of Epic BioVentures, LLC (“EBV”), an entity whose purpose is investing in and guiding medtech companies toward an exit strategy. If you accept this offer, you agree that your participation in EBV will not affect your ability to comply with the terms of your employment as set forth herein, including your ability to devote best efforts to the Company, your obligation to hold in confidence Company confidential information, and your obligation to adhere to the Company’s policies (including conflict of interest policies and provisions). The Company acknowledges that your participation in EBV will not violate your non-competition obligations, provided that: (i) your percentage membership interest in EBV does not increase (unless such increase is due to an event beyond your control); (ii) the financial or ownership interest in the Competing Business that is attributable to you, your immediate family members, and any entity that you control is less than $75,000 or 4.9% of any class of a Competing Business’s securities, whichever is lower (the “Threshold Amount”), (iii) if you are required to publicly disclose that you own securities of any entity in which EBV invests, you expressly disclaim beneficial ownership of such securities except to the extent of your pecuniary interest therein; and (iv) you do not participate in the management of or render services to any Competing Business, whether directly or indirectly, including through your participation in EBV. In addition, if a person or entity in which EBV invests or to which EBV render services becomes a Competing Business after EBV’s initial investment or participation due to an expansion of the Company’s products or services (rather than due to an expansion by the other person or entity), you must reduce the financial or ownership interest attributable to you, your immediate family members, and any entity that you control to the Threshold Amount within seven months of the date such person or entity becomes a Competing Business, as such date is reasonably determined by the Company. You agree to provide advance notice to the Company of any relationship between EBV and any other person or entity that has or is planning to enter into a business relationship with the Company (such as a customer, supplier, or acquisition target).

The Company understands from you that you are not subject to any non-competition agreement, non-solicitation agreement, or any other agreement that might restrict or prevent you from fulfilling, in whole or in part, your duties for the Company. If our understanding is incorrect, please contact the Chief Executive Officer immediately. Similarly, if you become employed by the Company, you agree that you will not use or disclose proprietary or confidential information belonging to your current or former employers or clients.

Finally, this offer is contingent upon your satisfactory completion of a reasonable pre-employment background check and your execution of an assignment of inventions, consistent of the assignment executed by certain other Company employees.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Company. A duplicate original is enclosed for your records.

If you accept this offer, your duties as Chief Operating Officer would commence on June 1, 2011. This offer expires on May 31, 2011.

We look forward to having you join Electromed and believe that you will be a great asset to the Company.

Sincerely,

/s/ Robert Hansen

Robert Hansen

Chairman and Chief Executive Officer of Electromed, Inc.

ACCEPTED AND AGREED TO this 31 day of May, 2011.

/s/ James J. Cassidy

(Employee Signature)